As filed with the Securities and Exchange Commission on July 17, 2024

Registration Statement No. 333-228257

Registration Statement No. 333-252597

Registration Statement No. 333-262525

Registration Statement No. 333-269559

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-228257

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-252597

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-262525

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-269559

UNDER THE SECURITIES ACT OF 1933

WestRock Company*

(Exact name of registrant as specified in its charter)

Delaware	37-1880617
(State or other	(I.R.S. Employer
jurisdiction of	Identification
incorporation or	Number)
organization)

1000 Abernathy Road

Atlanta, Georgia 30328

(Address, including zip code, of registrant’s principal executive offices)

MeadWestvaco Corporation 2005 Performance Incentive Plan, as Amended and Restated

Rock-Tenn Company Amended and Restated 2004 Incentive Stock Plan

Rock-Tenn Company (SSCC) Equity Incentive Plan

WestRock Company Amended and Restated 2016 Incentive Stock Plan

Multi Packaging Solutions International Limited 2015 Incentive Award Plan

WestRock Company Employee Stock Purchase Plan

KapStone Paper and Packaging 2016 Incentive Plan

KapStone Paper and Packaging 2014 Incentive Plan

KapStone Paper and Packaging Amended and Restated 2006 Incentive Plan

WestRock Company 2020 Incentive Stock Plan

(Full Title of Plan)

Ken Bowles

WestRock Company

1000 Abernathy Road

Atlanta, GA 30328

(770) 448-2193

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Victor Goldfeld

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

*	On July 5, 2024, pursuant to the Transaction Agreement, dated as of September 12, 2023, by and among WestRock Company, a Delaware corporation (“WestRock” or the “Registrant”), Smurfit Kappa Group plc (“Smurfit Kappa”), Smurfit WestRock plc (formerly Smurfit WestRock Limited and prior to that known as Cepheidway Limited) (“Smurfit WestRock”) and Sun Merger Sub, LLC, a wholly owned subsidiary of Smurfit WestRock (“Merger Sub”), (i) Smurfit WestRock acquired Smurfit Kappa by means of a scheme of arrangement under the Companies Act 2014 of Ireland (as amended) and (ii) Merger Sub merged with and into WestRock (the “Merger”), with WestRock surviving the Merger and becoming a wholly owned subsidiary of Smurfit WestRock.

DEREGISTRATION OF UNSOLD SECURITIES

The Registrant is filing with the Securities and Exchange Commission (the “SEC”) these post-effective amendments (these “Post-Effective Amendments”) to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”) that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions taken in the interim):

1.	Registration Statement No. 333-228257, filed with the SEC on November 7, 2018, registering (i) 3,407,494 shares of Common Stock issuable pursuant to the KapStone Paper and Packaging 2016 Incentive Plan, the KapStone Paper and Packaging 2014 Incentive Plan and the KapStone Paper and Packaging Amended and Restated 2006 Incentive Plan, and (ii) 35,988,675 shares of Common Stock issuable pursuant to the MeadWestvaco Corporation 2005 Performance Incentive Plan, as Amended and Restated, the Rock-Tenn Company Amended and Restated 2004 Incentive Stock Plan, the Rock-Tenn Company (SSCC) Equity Incentive Plan, the WestRock Company Amended and Restated 2016 Incentive Stock Plan, the Multi Packaging Solutions International Limited 2015 Incentive Award Plan and the WestRock Company Employee Stock Purchase Plan;

2.	Registration Statement No. 333-252597, filed with the SEC on January 29, 2021, registering 4,950,000 shares of Common Stock issuable pursuant to the WestRock Company 2020 Incentive Stock Plan (the “2020 Plan”);

3.	Registration Statement No. 333-262525, filed with the SEC on February 4, 2022, registering 3,450,000 shares of Common Stock issuable pursuant to the 2020 Plan; and

4.	Registration Statement No. 333-269559, filed with the SEC on February 3, 2023, registering (i) 1,500,000 shares of Common Stock issuable pursuant to the WestRock Company Amended and Restated 2016 Incentive Stock Plan, and (ii) 550,000 shares of Common Stock issuable pursuant to the 2020 Plan.

These Post-Effective Amendments are being filed as a result of the Merger. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, in the Country of Ireland, on July 17, 2024. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

WestRock Company

By:	/s/ Ken Bowles
Name:	Ken Bowles
Title:	Senior Vice President and Assistant Treasurer